UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
September 21, 2007

AKEENA SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52385	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

16005 Los Gatos Boulevard
Los Gatos, California 94032
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 395-7774

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of New Chief Financial Officer.

On September 24, 2007, Akeena Solar, Inc. (“Akeena” or the “Company”) announced that Gary R. Effren has accepted an offer to become the Company’s Chief Financial Officer effective September 21, 2007.

Mr. Effren, 51, had served as the Vice President/Finance of Knight-Ridder, Inc., a Fortune 500 media company, since January 2005. Prior to that, Mr. Effren served as Senior Vice President/Finance and Chief Financial Officer of Knight-Ridder from 2001 to 2004, and as Vice President/Controller of Knight-Ridder from 1995 to 2001.

Mr. Effren’s employment will be pursuant to a letter agreement (the “Agreement”) accepted on September 21, 2007, under which Mr. Effren will be an “at will” employee, will have an initial salary equivalent to $250,000 per year, and will be eligible to participate in the Company’s bonus program (with target bonus of 50% of salary, dependent on Company performance), and health and other benefits programs. The Company’s Board of Directors approved the grant to Mr. Effren of a stock option to purchase 350,000 shares of common stock, vesting over three years in accordance with the Company’s 2006 Incentive Stock Plan and standard forms of agreement. The option exercise price is $6.30, which was the closing market price on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2007

AKEENA SOLAR, INC.

By:	/s/ Barry Cinnamon
Barry Cinnamon,
Chief Executive Officer